Exhibit 99.1

FOR IMMEDIATE RELEASE

ESS Inc. Appoints Claudia Gast to its Board of Directors

Private equity and financial expert to help guide company growth;

venture investor Shirley Speakman steps down

Wilsonville, OR – February 17, 2022: ESS Tech, Inc. (“ESS” or the “Company”) (NYSE:GWH), a U.S. manufacturer of long-duration batteries for utility-scale and commercial energy storage applications, announced that Claudia Gast has joined its Board of Directors.

Ms. Gast brings over 15 years of experience leading mergers and acquisitions and an extensive background in finance, strategy and operations both in private equity and with Fortune 100 companies. She currently serves as CFO and Board Member of Global Technology Acquisition Corp. (NASDAQ:GTAC). She is also the co-founder of Greentrail Capital, a crossover investment firm focused on publicly listed and growth-stage companies, with an emphasis on global technology and consumer organizations.

Prior to her current roles, Ms. Gast served as Chief Strategy Officer and Head of M&A at AM General (a KPS Capital Partners portfolio company), as well as Executive Vice President of Strategy and Corporate Development at GWR Safety Systems (a GHC Capital portfolio company), and as Finance Leader at Procter & Gamble. Ms. Gast holds an MBA from the University of Chicago Booth School of Business and is a member of the Latino Corporate Directors Association.

“I am pleased to join the ESS Board as the company ramps its operations and expands its presence in both domestic and international markets,” said Claudia Gast. “As more organizations prioritize decarbonization, the deployment of sustainable technologies like ESS’s long-duration battery will become central to the energy transition as a safe, reliable and cost-effective energy storage solution. ESS is uniquely well positioned to address these needs.”

“ESS is thrilled to welcome Claudia to our Board,” said Eric Dresselhuys, CEO of ESS. “Claudia brings an exceptional background in finance and operations management across multiple industries – as well as valuable international experience overseeing growth. Her proven leadership experience with fast-scaling commercial companies and hardened industrial products will add relevant depth and expertise to the company’s governance structure as we accelerate production and deployment on a global scale.”

Ms. Gast replaces Shirley Speakman of Cycle Capital, who leaves the ESS Board to return to early-stage company investing. Ms. Speakman joined the Board in 2017, concurrent with the Company’s Series B round of private investment, and has served in a variety of roles during that time, most recently as a member of the Audit Committee, having previously chaired the Audit Committee, and having served as a member of the Compensation Committee.

“I’d like to thank Shirley for her many years of service to the ESS Board. Her support and counsel were of great value in the formative years of ESS,” added Mr. Dresselhuys. “We wish Shirley the best in her continued work helping to build the technologies and organizations critical to addressing climate change.”

About ESS Inc.

ESS Inc. (NYSE: GWH) designs, builds and deploys environmentally sustainable, low-cost, iron flow batteries for long-duration commercial and utility-scale energy storage applications requiring from 4 to 12 hours of flexible energy capacity. The Energy Warehouse™ and Energy Center™ use earth-abundant iron, salt, and water for the electrolyte, resulting in an environmentally benign, long-life energy storage solution for the world’s renewable energy infrastructure. Established in 2011, ESS Inc. enables project developers, utilities, and commercial and industrial facility owners to make the transition to more flexible non-lithium-ion storage that is better suited for the grid and the environment. For more information, visit www.essinc.com.

Contacts

Investors:

Erik Bylin

investors@essinc.com

Media:

Gene Hunt

Trevi Communications, Inc.

978-750-0333 x.101

gene@trevicomm.com